Exhibit 23.1

Schwartz Levitsky Feldman Ilp CHARTERED ACCOUNTANTS LICENSED PUBLIC ACCOUNTANTS TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman Ilp, hereby consent to the use of our name and the use of our opinion dated January 28, 2010 on the consolidated financial statements of Southern China Livestock International Inc. for the fiscal years ended September 30, 2009 and 2008 included in the Registration Statement on Form S-1 of Southern China Livestock, Inc. (the "Company") being filed by the Company.

Toronto, Ontario, Canada Oct 19, 2010	Chartered Accountants Licensed Public Accountants

1167 Caledonia Road Toronto, Ontario M6A 2X1
Tel:	416	785	5353
Fax:	416	785	5663